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                         April 14, 2022

       Marcelo Fischer
       Chief Financial Officer
       IDT Corporation
       520 Broad Street
       Newark, NJ 07102

                                                        Re: IDT Corporation
                                                            Form 10-K for the
Year Ended July 31, 2021
                                                            Filed October 14,
2021
                                                            File No. 001-16371

       Dear Mr. Fischer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Technology